Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 North Community House Road Suite 350 Charlotte, NC 28277 Tel: (704) 587-8409 Fax: (704) 587-8795 www.polypore.net

Polypore Reports Fourth Quarter and Full Year 2011 Results

2011 Highlights:

•                  Sales increase 24% to $763.1 million

•                  Adjusted EBITDA increases 36% to $250.8 million

•                  Adjusted EPS increases 71% to $2.34

Fourth Quarter Highlights:

•                  Sales increase 13% to $191.0 million

•                  Adjusted EBITDA increases 16% to $62.1 million

•                  Adjusted EPS increases 35% to $0.58

CHARLOTTE, NC — February 22, 2012 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the fourth quarter and year ended December 31, 2011.

For the fourth quarter:

•                  Sales were $191.0 million, an increase of 13% compared with $169.5 million in the prior-year period. There was no significant effect of foreign currency translation in the quarter.

•                  Segment Operating Income was $48.5 million, an increase of 17% compared with $41.5 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to income before income taxes is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $27.6 million and $0.58 per diluted share, increases of 39% and 35%, respectively, compared with $19.9 million and $0.43 per diluted share in the prior-year period.  Net income was $26.4 million and $0.56 per diluted share, compared with $17.7 million and $0.38 per diluted share in the prior-year period.  A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Robert B. Toth, President and Chief Executive Officer, said: “We experienced another year of solid growth and our substantial capacity investments will continue to ramp up throughout 2012 and into 2013. Given the strong long-term outlook in our businesses, we continue to fund the most significant growth investments in our company’s history.”

For the year ended December 31, 2011:

•                  Sales were $763.1 million, an increase of 24% compared with $616.6 million in 2010. Excluding the effect of foreign currency translation, sales increased 22%.

•                  Segment Operating Income was $199.4 million, an increase of 46% compared with $136.6 million in the prior year. A table showing the reconciliation of Segment Operating Income to income before income taxes is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $110.3 million and $2.34 per diluted share, increases of 76% and 71%, respectively, compared with $62.7 million and $1.37 per diluted share in the prior year. Net income was $105.2 million and $2.23 per diluted share, compared with $63.6 million and $1.39 per diluted share in the prior year. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Adjusted EBITDA

Adjusted EBITDA was $62.1 million in the fourth quarter of 2011, an increase of 16% compared with $53.5 million in the fourth quarter of 2010. For the year, Adjusted EBITDA was $250.8 million, an increase of 36% compared with $184.9 million in the prior year.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $90.5 million in the quarter, comparable to third quarter and to the prior-year period.  Late in the quarter, we began to see improvement in the previously disclosed disruption of lead-acid battery production in China due to the government mandate requiring battery makers to demonstrate the proper handling of lead. For the year, sales were $371.9 million, an increase of 18%. Excluding the effect of foreign currency translation, sales increased 16% due to strength across all geographic regions.

•                  Segment Operating Income was $22.5 million and 25% of sales in the quarter, compared with $23.9 million and 27% of sales for the prior-year period. For the year, Segment Operating Income was $96.1 million and 26% of sales, compared with $79.1 million and 25% of sales for the prior year, driven by operating leverage from higher sales offset somewhat by the costs associated with our capacity investments in Asia. A table showing the reconciliation of Segment Operating Income to consolidated results is included in this release.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators in the quarter were $52.0 million, an increase of 53% over the prior-year period. For the year, sales were $201.0 million, also an increase of 53%. The increase reflects strong demand in EDVs offset by some modest weakness in consumer electronics in the fourth quarter.

•                  For 2011, the split of sales between consumer electronics and EDVs was roughly 60% and 40%, respectively. In the fourth quarter, EDV sales exceeded consumer electronics sales for the first time in the company’s history.

•                  Segment Operating Income in the quarter was $22.4 million and 43% of sales, compared with $15.4 million and 45% of sales for the prior-year period. For the year, Segment Operating Income was $91.1 million and 45% of sales, compared with $51.4 million and 39% of sales for the prior year.  Operating leverage resulting from higher sales was offset somewhat by the costs associated with our growth investments, more of which were incurred as expected later in the year as we approached the ramp up of new capacity. A table showing the reconciliation of Segment Operating Income to consolidated results is included in this release.

Separations Media Segment

Sales for the quarter were $48.5 million, up 5% compared with the prior-year period. For the year, sales were $190.2 million, an increase of 11% compared with the prior year. Excluding the effect of foreign currency translation, sales increased 7% for the year.

•                  Fourth quarter sales of healthcare products were $32.0 million, an increase of 7%. For the year, sales were $120.4 million, an increase of 12%. The increase was driven by solid demand in hemodialysis and blood oxygenation applications and, for the full year, the effect of foreign currency translation.

•                  Fourth quarter sales of filtration and specialty products were $16.5 million, an increase of 3%. For the year, sales were $69.8 million, an increase of 10%, due to growth across all key application areas and the effect of foreign currency translation.

•                  Segment Operating Income in the quarter was $13.6 million and 28% of sales, compared with $13.6 million and 30% of sales in the prior-year period. For the year, Segment Operating Income was $54.7 million and 29% of sales, compared with $50.7 million and 30% of sales for the prior year. The modest decline in Segment Operating Income margins is due to the incremental costs associated with new capacity for PUREMA hemodialysis membranes added in the back half of 2011. A table showing the reconciliation of Segment Operating Income to consolidated results is included in this release.

Outlook

Toth added: “The global trends remain positive in all of our businesses and the long-term demand drivers remain intact. We began to experience some headwinds in the fourth quarter, which will impact near-term results. We would expect first quarter results to be below fourth quarter 2011 sequentially, yet we anticipate full year growth and we remain focused on building our business for the long term.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s fourth quarter financial results and business outlook on Thursday, February 23, 2012 at 9:00 AM Eastern time. The number to call for this interactive teleconference is (719) 325-4784. Enter code 8264791. A replay of the conference call will be available through March 2, 2012, via telephone at (719) 457-0820. Enter code 8264791. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

Investor Contact:  Polypore Investor Relations — 704-587-8886 or investorrelations@polypore.net.

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  Beginning in the third quarter of 2011, the adjustments used in calculating Adjusted Net Income and Adjusted EPS were modified to be fully consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.  We believe that applying consistent adjustments across non-GAAP measures provides transparency on the impact of these adjustments on operating results and makes these non-GAAP measures comparable and easier to understand.  Amounts previously reported for these non-GAAP measures have been conformed to the current year presentation and the impact on prior periods is not significant.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods.  Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility.  We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K, “Risk Factors” in Amendment No. 2 to the Registration Statement on Form S-4 filed on May 13, 2011 (Commission File No. 333-173313) and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011 (a)
Net sales	$191.0	$169.5	$763.1	$616.6
Cost of goods sold	112.8	99.4	441.0	369.7
Gross profit	78.2	70.1	322.1	246.9
Selling, general and administrative expenses	34.5	30.5	132.6	114.8
Business restructuring	—	—	—	(0.8)
Operating income	43.7	39.6	189.5	132.9
Other (income) expense:
Interest expense, net	8.5	11.3	34.4	46.7
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Foreign currency and other	(2.4)	(0.6)	(2.0)	(1.4)
Costs related to purchase of 8.75% senior subordinated notes	—	2.3	—	2.3
	6.1	13.0	32.4	44.3
Income before income taxes	37.6	26.6	157.1	88.6
Income taxes	11.2	8.9	51.9	25.0
Net income	$26.4	$17.7	$105.2	$63.6

Net income per share - basic	$0.57	$0.40	$2.28	$1.43

Net income per share - diluted	$0.56	$0.38	$2.23	$1.39

Weighted average shares outstanding - basic	46,490,064	44,765,627	46,182,204	44,562,421
Weighted average shares outstanding - diluted	47,245,819	46,240,272	47,119,997	45,748,058

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	December 31, 2011	January 1, 2011 (a)
Assets:
Cash and cash equivalents	$92.6	$90.0
Accounts receivable, net	134.0	116.7
Inventories	90.4	77.0
Other	24.8	17.1
Current assets	341.8	300.8

Property, plant and equipment, net	527.8	415.3
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	133.6	152.6
Other	9.4	10.5
Total assets	$1,481.9	$1,348.5

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$96.2	$96.7
Income taxes payable	5.9	5.2
Current portion of debt	3.7	3.7
Current liabilities	105.8	105.6

Debt, less current portion	705.8	711.6
Other	170.9	153.2
Shareholders’ equity	499.4	378.1
Total liabilities and shareholders’ equity	$1,481.9	$1,348.5

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(in millions)

	Year Ended
	December 31, 2011	January 1, 2011 (a)
Operating activities:
Net income	$105.2	$63.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	51.3	47.9
Deferred income taxes	28.6	4.3
Stock-based compensation	9.3	2.3
Excess tax benefit from stock-based compensation	(14.1)	(6.8)
Other	0.8	0.5
Changes in operating assets and liabilities	(36.3)	15.4
Net cash provided by operating activities	144.8	127.2
Investing activities:
Purchases of property, plant and equipment, net	(156.3)	(68.8)
Payments associated with the stock sale of Italian subsidiary, net	—	(21.5)
Net cash used in investing activities	(156.3)	(90.3)
Financing activities:
Principal payments on debt	(4.5)	(10.0)
Proceeds from stock option exercises	6.7	6.9
Excess tax benefit from stock-based compensation	14.1	6.8
Payments for loan acquisition costs	(0.6)	(8.0)
Proceeds from issuance of 7.5% senior notes	—	365.0
Purchase of 8.75% senior subordinated notes	—	(422.6)
Other	1.9	0.6
Net cash provided by (used in) financing activities	17.6	(61.3)
Effect of exchange rate changes on cash and cash equivalents	(3.5)	(0.6)
Net increase (decrease) in cash and cash equivalents	2.6	(25.0)
Cash and cash equivalents at beginning of year	90.0	115.0
Cash and cash equivalents at end of year	$92.6	$90.0

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Net income	$26.4	$17.7	$105.2	$63.6
Add:
Depreciation and amortization expense	13.6	11.9	51.3	47.9
Interest expense, net	8.5	11.3	34.4	46.7
Income taxes	11.2	8.9	51.9	25.0
EBITDA	59.7	49.8	242.8	183.2
Adjustments:
Stock-based compensation	4.8	0.6	9.3	2.3
Foreign currency gain	(2.4)	(0.5)	(1.9)	(0.9)
Loss on disposal of property, plant and equipment	0.2	1.0	0.3	1.1
Costs related to the FTC litigation	(0.2)	0.3	0.5	1.1
Business restructuring	—	—	—	(0.8)
Costs related to purchase of 8.75% senior subordinated notes	—	2.3	—	2.3
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Other non-cash or non-recurring items	—	—	(0.2)	(0.1)
Adjusted EBITDA	$62.1	$53.5	$250.8	$184.9

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31, 2011	January 1, 2011 (a)	December 31, 2011	January 1, 2011 (a)
Net income	$26.4	$17.7	$105.2	$63.6
Adjustments:
Stock-based compensation	4.8	0.6	9.3	2.3
Foreign currency gain	(2.4)	(0.5)	(1.9)	(0.9)
Loss on disposal of property, plant and equipment	0.2	1.0	0.3	1.1
Costs related to the FTC litigation	(0.2)	0.3	0.5	1.1
Business restructuring	—	—	—	(0.8)
Costs related to purchase of 8.75% senior subordinated notes	—	2.3	—	2.3
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Other non-cash or non-recurring charges	—	—	(0.2)	(0.1)
Impact of adjustments on income taxes	(1.2)	(1.5)	(2.9)	(2.6)
Adjusted net income	$27.6	$19.9	$110.3	$62.7

Net income per share - diluted	$0.56	$0.38	$2.23	$1.39
Impact of adjustments on net income per share	0.02	0.05	0.11	(0.02)
Adjusted earnings per share - diluted	$0.58	$0.43	$2.34	$1.37

Weighted average shares outstanding - diluted	47,245,819	46,240,272	47,119,997	45,748,058

(a) Amounts previously reported for Adjusted Net Income and Adjusted EPS for the three months and year ended January 1, 2011 have been conformed to the current year presentation.

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Operating income:
Electronics and EDVs	$22.4	$15.4	$91.1	$51.4
Transportation and industrial	22.5	23.9	96.1	79.1
Energy storage	44.9	39.3	187.2	130.5
Separations media	13.6	13.6	54.7	50.7
Corporate and other	(10.0)	(11.4)	(42.5)	(44.6)
Segment operating income	48.5	41.5	199.4	136.6
Stock-based compensation	4.8	0.6	9.3	2.3
Business restructuring	—	—	—	(0.8)
Non-recurring and other costs	—	1.3	0.6	2.2
Total operating income	43.7	39.6	189.5	132.9
Reconciling items:
Interest expense, net	8.5	11.3	34.4	46.7
Gain on sale of Italian subsidiary	—	—	—	(3.3)
Foreign currency and other	(2.4)	(0.6)	(2.0)	(1.4)
Costs related to purchase of 8.75% senior subordinated notes	—	2.3	—	2.3
Income before income taxes	$37.6	$26.6	$157.1	$88.6